Q3 2016 Sturm Ruger & Company Inc Earnings Call

Southport Nov 2, 2016 (Thomson StreetEvents) -- Edited Transcript of Sturm Ruger & Co Inc earnings conference call or presentation Wednesday, November 2, 2016 at 1:00:00pm GMT

TEXT version of Transcript

Corporate Participants

* Michael Fifer

Sturm, Ruger & Company, Inc. - CEO

* Kevin Reid

Sturm, Ruger & Company, Inc. - VP & General Counsel

* Chris Killoy

Sturm, Ruger & Company, Inc. - President & COO

* Thomas Dineen

Sturm, Ruger & Company, Inc. - VP, CFO & Treasurer

Conference Call Participants

* Brian Rafn

Morgan Dempsey Capital Management - Analyst

* Aaron Smith

CNNMoney - Media

Presentation

Operator [1]

Good day, ladies and gentlemen, and welcome to the Sturm Ruger third-quarter 2016 earnings conference call.

(Operator Instructions)

As reminder this conference call is being recorded.

I would now like to introduce your host for today's conference, Mr. Michael Fifer, Chief Executive Officer. Mr. Fifer, you may begin.

Michael Fifer, Sturm, Ruger & Company, Inc. - CEO [2]

Good morning. Welcome to the Sturm Ruger & Company third-quarter 2016 conference call. We will start today by having Kevin read our general counsel, give the caution on forward-looking statements. Following this, Chris Killoy, our President and Chief Operating Officer, will give an overview of the third quarter, and then Chris and I will answer your questions.

Kevin, please start us off with the caution.

Kevin Reid, Sturm, Ruger & Company, Inc. - VP & General Counsel [3]

Thanks, Mike. We want to remind everyone that statements made in the course of this call that state the Company's or Management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's reports on Form 10-K for the year ended December 31, 2015 and Forms 10-Q for the first, second and third quarters of 2016. Copies of these documents may be obtained by contacting the Company or the SEC or the Company website at www.Ruger.com or of course the SEC website at www.SEC.gov.

We reference non-GAAP EBITDA. Please note that the reconciliation of GAAP net income to non-GAAP EBITDA can be found in our Form 10-K for the year ended December 31, 2015 and our Forms 10-Q for the first three quarters of 2016, which also are posted to our website.

Furthermore, the Company disclaims all responsibility to update forward-looking statements.

Mike?

Michael Fifer, Sturm, Ruger & Company, Inc. - CEO [4]

Thank you, Kevin. Chris will now discussing Company's operations in the third quarter.

Chris Killoy, Sturm, Ruger & Company, Inc. - President & COO [5]

Thanks, Mike. Financial results: for the third quarter of 2016, net sales were $161.4 million and diluted earnings were $1.03 per share. For the corresponding period in 2015, net sales were $120.9 million and diluted earnings were $0.62 per share.

For the first nine months of 2016, net sales were $502.5 million and diluted earnings were $3.48 per share. For corresponding period in 2015, net sales were $398.7 million and diluted earnings were $2.33 per share.

Our third quarter of 2016 EBITDA was $39 million or 24% of sales, a 44% increase compared to our third-quarter 2015 EBITDA of $27 million or 22% of sales. EBITDA for the first nine months of 2016 was $129 million or 26% of sales compared to $96 million or 24% of sales in the comparable period in 2015.

Demand: the estimated sell-through of the Company's products from the independent wholesale distributors to retailers, which we believe to be the best available measure of demand, increased 21% in the third quarter of 2016 and 19% in the first nine months of 2016 from the comparable prior-year periods.

We believe the increase in estimated sell-through of the Company's products from the independent wholesale distributors to retailers is attributable to: Stronger than normal seasonal industry demand, likely bolstered by the political campaigns for next week's elections. Strong demand for certain new products. Greater availability of Rimfire ammunition, which spurred demand for our 10/22 rifle and other Rimfire firearms late in the third quarter, and increased production of several products in strong demand.

The increased sell-through of our products in 2016 compares favorably to the corresponding increases in the adjusted NICS checks of 15% in the third quarter of 2016 and 16% in the first nine months of 2016. As a reminder, the adjusted NICS checks are the National Instant Criminal System background checks, as adjusted by the National Shooting Sports Foundation, and are often used as a proxy for retail demand.

Production and inventory: twice a month we review the estimated sell-through of our products from the independent wholesale distributors to retailers. We also look at the inventory levels at the independent wholesale distributors and the Company by product family. These reviews coupled with capacity expansion for products in strong demand resulted in increased unit production of 20% in the first nine months of 2016 compared to the comparable period in 2015.

During the third quarter, our finished goods inventories increased approximately 20,000 units and the inventory of Ruger firearms at the independent wholesale distributors increased approximately 54,000 units. This inventory growth is typical of our inventory strategy at this time of year. However, inventory growth of certain products at distributors may have been amplified in anticipation of a possible post-election surge in demand.

New product development: in September we launched three new products that were very well received: The Mark IV pistols, similar in design to the classic Mark III designs but with a great simplified one-button takedown. The LCP II pistol, a major redesign of the popular LCP pistol that was introduced in 2008. The American compact pistols, an expansion of the American Pistol family that we launched in 2015.

New products represented $161 million or 32% of firearm sales in the first nine months of 2016. New product sales include only major new products that were introduced in the past two years. In addition to the three firearms that were launched this quarter, new product sales include the American Pistol, the Precision Rifle, the AR-556 Modern Sporting rifle, and the LC9s pistol. The new product sales percentage is likely to decrease next quarter as sales of the AR-556 and the LC9s will no longer be included among the new products.

Balance sheet: at October 1, 2016 our cash and cash equivalents totaled $101 million, an increase of $32 million from December 31, 2015. Our current ratio was 2.7 to 1, and we have no debt. At October 1, 2016 stockholders equity was $266 million, which equates to a book value of $14.02 per share.

Cash flows: in the first nine months of 2016, we generated $85 million of cash from operations. We reinvested $23 million of that back into the Company in the form of capital expenditures. We estimate that capital expenditures in 2016 will be approximately $30 million. Our primary focus for investment will be new product development.

Cash returned to shareholders: in the first nine months of 2016, the Company returned $25 million to its shareholders through the payment of dividends. Our Board of Directors has declared a $0.41 per share quarterly dividend for shareholders of record as of November 18, 2016 payable on November 25, 2016. This will return an additional $8 million to our shareholders. As reminder, our quarterly dividend is approximately 40% of net income.

Michael Fifer, Sturm, Ruger & Company, Inc. - CEO [6]

Thank you, Chris. Those are the highlights of the third quarter of 2016. Operator, may we please have the first question?

Questions and Answers

Operator [1]

(Operator Instructions)

Brian Rafn, Morgan Dempsey.

Brian Rafn, Morgan Dempsey Capital Management - Analyst [2]

Good morning, guys, fabulous quarter. Can you give us a sense of, October into November, if the pace of sell-through and demand was on par with summer, if can you give us any forward visibility?

Michael Fifer, Sturm, Ruger & Company, Inc. - CEO [3]

Brian, you know it's our policy not to do that.

Brian Rafn, Morgan Dempsey Capital Management - Analyst [4]

Okay.

Michael Fifer, Sturm, Ruger & Company, Inc. - CEO [5]

I will tell you, if you look back at what happened eight years ago, there was, in my opinion, a surprising number of people who are actually surprised by the outcome at the last minute and then scrambled through November to try to get any product.

One of the interesting things about this is that it's a terrible time to be a small retailer, once there is a surge, because pretty much only the big established independent retailers and the change will get product and the little retailers will get starved. We always hope and we, through our sales force, try to encourage as many of the little retailers as possible to load up early through the summer.

If you look at the Q3 sell-through numbers, somebody was stocking up. We are not sure who, but hopefully little guys did because the big guys will get plenty of inventory going forward.

Brian Rafn, Morgan Dempsey Capital Management - Analyst [6]

Yes, I know. I appreciate that color, Mike. The last, I'd say, five, six, seven years the holiday Black Friday has become a big deal in the gun area. I'm just wondering if you guys are doing anything or planning anything, packaging any special offers for the wholesalers, or is that really more of a retail concept?

Michael Fifer, Sturm, Ruger & Company, Inc. - CEO [7]

Well it's retail, and we have folks who work directly with retailers, our field sales force and then a couple of key account guys. We will go out of our way to get an unfair market share of (laughter) (inaudible) [high] deals going.

Brian Rafn, Morgan Dempsey Capital Management - Analyst [8]

Okay. All right. As you looked at the very strong summer surge, are you able to look through and see if there was a decent sell-through and stock-up for the hunting season, primarily long rifles?

Chris Killoy, Sturm, Ruger & Company, Inc. - President & COO [9]

Brian, what we saw was a -- we kept waiting for the hunting season to kick in, and really the hunting season this year was really fairly weak across the board. Bolt-action rifles, of course, are most impacted, in the case of Ruger. We thought that the hunting season never really materialized as most people thought it would, a lot of consumer spending their discretionary income dollars on concealed carry products and modern sporting rifles.

Brian Rafn, Morgan Dempsey Capital Management - Analyst [10]

All right. With that point, Chris, do you see -- it would be your anecdotal guess as well as anybody else's -- do you see perhaps that the hunting season may now, for an infield hunter, capture more of the modern sporting rifle versus the old-fashioned long rifle?

Chris Killoy, Sturm, Ruger & Company, Inc. - President & COO [11]

We're definitely seeing more hunters go with the modern sporting rifle category products. We recently launched a .450 Bushmaster version of one of our bolt-action rifles, particularly for use in states like Michigan where straight-wall cartridges are needed, but we're also seeing the MSRs being used in hunting seasons where they're permitted throughout the country. I think it's just a question of the hunting season this year just was a little softer than most people anticipated it might be

Brian Rafn, Morgan Dempsey Capital Management - Analyst [12]

Okay. I'll just ask one more and get back in line. Anything, feedstock, raw materials, inflation, steels, alloys, some of your different woods, the Walnut, Maple, Beach, ceramic glaze, waxes, have you seen anything pricing inflation in the materials?

Michael Fifer, Sturm, Ruger & Company, Inc. - CEO [13]

Not really in terms of pricing. High-quality Walnut always remain tough to get, and that's always a challenge for some of our higher-end products like No. 1s, but we're not seeing any material impact from a pricing standpoint.

Brian Rafn, Morgan Dempsey Capital Management - Analyst [14]

All right. Thanks, guys.

Operator [15]

Aaron Smith, CNNMoney.

Aaron Smith, CNNMoney - Media [16]

Hi, Mr. Killoy, thanks for taking my call. I had a question for you about the political campaign, which you were just talking about as being something that has bolstered sales. Of course, that's the story that's been going on with all gun manufacturers for quite some time. Does your Company have any kind of sales projections based upon which candidate will win next week? If Clinton wins are you projecting more sales than if Trump wins?

Michael Fifer, Sturm, Ruger & Company, Inc. - CEO [17]

Mr. Smith, this is Mike Fifer. As you heard my first answer to Brian Rafn, we don't offer any forward-looking guidance. We don't make guesses about the future or anything else. To our shareholders, I would tell you that we have done extensive contingency planning, and so for any combination of who wins the White House, who wins the Senate, who wins the House, we have a plan in place and we will act decisively and accordingly.

Aaron Smith, CNNMoney - Media [18]

Thank you, Mr. Fifer.

Operator [19]

Brian Rafn, Morgan Dempsey.

Brian Rafn, Morgan Dempsey Capital Management - Analyst [20]

a question for either Mike or Chris. Under Reagan, Ronald Reagan made it a policy to run sequential budget deficits, and we've been running it ever since. Obama put in the Executive Order. I'm wondering from a strategy standpoint, without maybe detailing some of the thought, whether you guys have kind of prepared with your legal counsel or discussions with the NRA-ILL (sic) or manufacture trade associations, how you might combat universal liability or some executive order to just blanketly ban modern sporting rifles?

Michael Fifer, Sturm, Ruger & Company, Inc. - CEO [21]

Brian, there's a couple things going on in that arena. If your familiar what's happened in Massachusetts, the Attorney General of Massachusetts has been very aggressive, basically stopping the sale of modern sporting rifles in the state. Our trade association the National Shooting Sports Foundation is active in putting some litigation together with some Massachusetts retailers. We rely heavily on the NSSF to help us navigate some of those waters.

Brian Rafn, Morgan Dempsey Capital Management - Analyst [22]

Okay. Good. Your bank revolver, $40 million LIBOR plus 200 bps, I think, expires on June 15, 2017. With the possibility -- obviously, you generate a lot internal cash flow. Are you going to expand that, roll that over, where is that going?

Michael Fifer, Sturm, Ruger & Company, Inc. - CEO [23]

Brian, it is Mike. I would expect that we would just renew that as usual.

Brian Rafn, Morgan Dempsey Capital Management - Analyst [24]

Okay. You've talked in the past, Mike, about getting -- you're trying to get some discipline, some relation with your wholesalers that you can't run the business with 30 turns. I think you number was six or eight. Are discussions having some validity here? Or as we ramp up with again stronger markets, like we had in 2011, 2012 and 2013, how have those discussions gone with your wholesale distributors?

Chris Killoy, Sturm, Ruger & Company, Inc. - President & COO [25]

Brian, we just returned last week from the meetings we hold annually with our distributors at the National Association of Sporting Goods Wholesalers Expo. We were in Kansas City for the week, and we had meetings with all of our key customers at the wholesale level. All of them understand the need to maintain inventory.

As a reminder, Ruger is one of the very few -- there's truly two step in terms of manufacturers within our channel. Since we only work with wholesale distributors, we don't sell the buying groups or the big-box stores direct, so they understand that are inventory is something that they need to stock. They have, buy and large, stepped up in the six to eight turns, understanding and execution, so we were pretty pleased with their performance.

Just as an aside, at the Expo last week, we received, I think for the 10th year in a row, the Manufacturer of the Year from our wholesalers and also the Innovator of the Year award. Also Mike Fifer earned the Chairman's Award with some personal recognition, which was also nice to see

Brian Rafn, Morgan Dempsey Capital Management - Analyst [26]

Awesome. You guys certainly do a great job in that. Chris, any additional lines, I think I asked last quarter, about the launch or if sales installed in Mayodan?

Michael Fifer, Sturm, Ruger & Company, Inc. - CEO [27]

We've got a couple things going on with Mayodan that are in transition. For example, right now we are making the American Centerfire bolt-action rifles in both plants, and that's been very successful as far as the folks at Mayodan being able to add that to their facility. Over time, we'll be shifting some more of that production down to Mayodan.

Brian Rafn, Morgan Dempsey Capital Management - Analyst [28]

Okay. With the strong line you guys have in the modern sporting rifle, the SR-556, -762, the AR-556, the Takedown, are you seeing any more incremental sales with police SWAT teams?

Michael Fifer, Sturm, Ruger & Company, Inc. - CEO [29]

Brian, I think where we're getting the most interest -- we have we have done some law enforcement sales on the AR-556 because it hits a very attractive price point; it's a great quality product. We're also seeing interest on the Precision Rifle. The Ruger Precision Rifle, as we've got T&E samples our with several law enforcement agency, and that seems to really have resonated with the LE community as well as our consumers.

Brian Rafn, Morgan Dempsey Capital Management - Analyst [30]

Okay. Does the Precision Rifle have any traction with special forces?

Michael Fifer, Sturm, Ruger & Company, Inc. - CEO [31]

Not that we've seen on the official side. We've had inquiries from quite a few folks in the special ops community that have bought them personally and take an interest in the gun, so we know are making some inroads. There's probably some long-term inroads there as well.

Brian Rafn, Morgan Dempsey Capital Management - Analyst [32]

Okay. The $101,363 you guys have in cash, where is that invested; what are you doing short term?

Michael Fifer, Sturm, Ruger & Company, Inc. - CEO [33]

Tom?

Thomas Dineen, Sturm, Ruger & Company, Inc. - VP, CFO & Treasurer [34]

Brian, we just have it invested in cash, very conservative. We're no doing anything special with it.

Brian Rafn, Morgan Dempsey Capital Management - Analyst [35]

Okay. Chris, are you still running two mini foundries with the main integrated? Are there any thoughts of maybe someday putting mini foundry down (inaudible) or Prescott

Chris Killoy, Sturm, Ruger & Company, Inc. - President & COO [36]

Brian, right now we're about 90% operational on the second mini foundry in Newport, just a few more things to take care of there. That's working out very well for us. At least at this point, we've made the decision to keep the legacy foundry intact and work on some efficiencies that we hope to gain there. One, from the capacity standpoint and, two, it allows us some good leverage long term, so we'll stay with the two mini foundries. I don't think we'll be putting any foundries in any of the other factories at this point time, but that could change down the road.

Brian Rafn, Morgan Dempsey Capital Management - Analyst [37]

Okay. The polycase ARX ammunition, I am just wondering how -- what's been the sell-through or the potential there? How has that been selling?

Michael Fifer, Sturm, Ruger & Company, Inc. - CEO [38]

Brian it is Mike. It's gaining a lot of attention. It is got a number magazine articles and things. A number of retailers have are starting to carry it. It is probably more expensive than your average practice ammo. It's a good carry ammo. That, by definition, is a bit smaller segment of the market, so it's kind of meeting our expectations but I would say that it is not material at this point.

Brian Rafn, Morgan Dempsey Capital Management - Analyst [39]

Okay. On that point, Mike, are you continuing to push these kind of joint ventures like with the Columbia River Knives and the ammunition? Is that something you are always doing, or is that episodic, bits and starts?

Michael Fifer, Sturm, Ruger & Company, Inc. - CEO [40]

Brian, we are always looking -- if you can find the right licensing partner, like we did with Columbia River Knives and Tools, We recently had a recently small run, you may have seen, of commemorative ammo with Hornady. It was a one-time deal with commemorating the 100th anniversary of our founder, William B Ruger, senior. Some of those things will be short, in and out, activities like that. Some will be longer-term relationships like we have with CRKT on the knives and Umarex on the airgun products.

Brian Rafn, Morgan Dempsey Capital Management - Analyst [41]

Okay. Then just one more. Chris, I think in 2015 fourth quarter we saw a nice order booking number. I think it was like 646,000 or something. Are you seeing more of a, if from booking standpoint, more of spreading bookings out over the year versus having that giant whole shot show of lump sum in the first quarter, or do you think you're always going to see that big first quarter?

Michael Fifer, Sturm, Ruger & Company, Inc. - CEO [42]

Brian, when I joined the Company in September 2006, I went to my first wholesalers meeting the next month and discovered that we were accepting orders for the whole year all at once. Ever since then, the last 10 years has been a continual education process. That we don't do that. That is not good to place silly large orders and much better to order once a week, what you need, and we'll ship it to you once a week.

It's a much better system; nonetheless, that's a continuing education process because people who have been in the business for a while remember that if you wanted one, you order 10 from four different suppliers and hopefully you got the one you wanted. That's a very hard thing to break. We've been working on it.

Brian Rafn, Morgan Dempsey Capital Management - Analyst [43]

Okay. Well, you've done a great job, Mike, so I appreciate it. Good job, guys. Thanks.

Operator [44]

Aaron Smith, CNNMoney.

Aaron Smith, CNNMoney - Media [45]

Thanks again. I just wanted to ask about the AR-556, still listed as a new product for this last quarter. It looks like that contributed to the rise in sales, as that being one of the new products that contributed to the rise in sales along with a couple of -- I think it was the LC9 and a couple of compact pistols, which are used in concealed carry. Do you have any projections regarding the trend of either AR-15 or concealed carry pistols going forward in this political climate that we are in right now? Both of those products have done very well for a lot of manufacturers and retailers over the last couple of years.

Michael Fifer, Sturm, Ruger & Company, Inc. - CEO [46]

As I said earlier, Aaron, we don't have -- we don't offer any projections. If you go back and look at historical numbers in the industry, you'll find that those products that are most at risk from political fits are the ones that have the greatest volatility. When the volume level of the politics increases, their sales skyrocket, and when it tapers off those sales plummet. For a product that's likely never to be affected by the politics, for example a bolt-action rifle or an old cowboy single-action revolver, they're pretty steady. They hardly move up or down. Knowing that, you can make your own prediction.

Aaron Smith, CNNMoney - Media [47]

Thank you, Mike.

Operator [48]

Brian Rafn, Morgan Dempsey Capital Management.

Brian Rafn, Morgan Dempsey Capital Management - Analyst [49]

Yes, Chris, Mike said in the past, he's talked about a margin of safety, kind of a $15 million safety stock in inventory at Ruger. I think you guys are at 118,500 units. Are you about where you want to be relative to that safety stock, or given where we are in the political cycle, that you never can have enough guns?

Michael Fifer, Sturm, Ruger & Company, Inc. - CEO [50]

Brian, it is Mike. The actual number we used to put in the MD&A, through the period of I would say 2011, 2012, 2013, even the beginning of 2014, was that if we could get, in finished-goods inventory, to a level we were comfortable with, it would probably consume another $10 million to $15 million of cash. That was where that number came from. That wasn't a total inventory that was --

Brian Rafn, Morgan Dempsey Capital Management - Analyst [51]

Okay.

Michael Fifer, Sturm, Ruger & Company, Inc. - CEO [52]

From where we are to where we want to get to. Of course, during the slowdown in the back half of 2014 and through much of 2015, we did exactly that. This year's followed a much more normal seasonal trend, and so we've probably got plenty of inventory but you never have exactly what you want.

Brian Rafn, Morgan Dempsey Capital Management - Analyst [53]

Yes. No, I appreciate that. Chris, last conference call, last quarter, I had asked you about how your design teams participate on concept of prototype and then you talked about early production. Do those design teams work on a single product or are they dualy working on multiple products?

Chris Killoy, Sturm, Ruger & Company, Inc. - President & COO [54]

Brian, it depends on the scope of the project. For example, when we developed the Precision Rifle, up in Newport, we had a dedicated product team and that's all they were focused on and they worked with the guys and gals who were going to be setting up the production line as well as sourcing product with vendors. That's all they focused on until that product was up and running.

On the other hand, we have smaller launches where we'll have one engineer that may be working on two or three different things, more of the line extensions, but the big projects are typically a dedicated team and they stay focused on that through the launch.

Brian Rafn, Morgan Dempsey Capital Management - Analyst [55]

Okay. Then, any budget -- going through your annual budget process, I'm looking for what you think CapEx is going to be maybe for next year, if you're willing to talk about it?

Michael Fifer, Sturm, Ruger & Company, Inc. - CEO [56]

Brian, we haven't gone through the process yet.

Brian Rafn, Morgan Dempsey Capital Management - Analyst [57]

Okay. Thanks, guys. Appreciate it.

Operator [58]

Thank you. I'm showing no further questions in queue at this time. I would now like to turn the call back over to Michael Fifer for any closing comments.

Michael Fifer, Sturm, Ruger & Company, Inc. - CEO [59]

Thank you. In closing, I'd like to thank you for your continued interest in Ruger. I'd like to thank our 2,300 plus dedicated folks on the Ruger team who work hard every day to deliver these products to our loyal customers. Finally, I'd like to encourage all of our customers and all Americans to have their voice heard and to vote in this week's election. There's a lot at stake. Thank you.

Operator [60]

Ladies and gentlemen, thank you for participating in today's conference. This concludes the program and you may now disconnect. Everyone, have a great day.